Sales Report:Supplement No. 148 dated Mar 03, 2010 to Prospectus dated Jul 13, 2009
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Sales Report supplements the prospectus dated Jul 13, 2009 and provides information about each series of Borrower Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Sales Report supplement together with the prospectus dated Jul 13, 2009 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
We have sold the following series of Notes:
Borrower Payment Dependent Notes Series 329440
This series of Notes was issued and sold upon the funding of the borrower loan #41098, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$3,650.00	Prosper Rating:	A	Auction Duration:	7 days
Term:	36 months	Estimated loss:	2.1%	Auction start date:	Feb-22-2010
				Auction end date:	Mar-01-2010

Starting lender yield:	9.15%	Starting borrower rate/APR:	10.15% / 12.26%	Starting monthly payment:	$118.03
Final lender yield:	8.00%	Final borrower rate/APR:	9.00% / 11.09%	Final monthly payment:	$116.07

Auction yield range:	4.05% - 9.15%	Estimated loss impact:	2.12%
Lender servicing fee:	1.00%	Estimated return:	5.88%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Jul-1998	Debt/Income ratio:	24%
Basic (1-10):	8	Inquiries last 6m:	3	Employment status:	Full-time employee
Enhanced (1-5):	2	Current / open credit lines:	21 / 16	Length of status:	2y 3m
Credit score:	760-779 (Feb-2010)	Total credit lines:	38	Occupation:	Other
Now delinquent:	0	Revolving credit balance:	$20,511	Stated income:	$25,000-$49,999
Amount delinquent:	$0	Bankcard utilization:	30%
Public records last 12m / 10y:	0/ 0	Homeownership:	Yes
Delinquencies in last 7y:	0
Screen name:	IanBman	Borrower's state:	California	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 2	On-time:	20 ( 100% )	760-779 (Latest)
Principal borrowed:	$8,000.00	< mo. late:	0 ( 0% )	680-699 (Jan-2008) 620-639 (Nov-2007) 620-639 (Oct-2006)
Principal balance:	$0.00	1+ mo. late:	0 ( 0% )
Total payments billed:	20
Description
Debt Consolidation
I?m attempting to get another Prosper loan.? The first one worked?out great and allowed me to pay off debt at a lower interest rate.? I was even able to pay off the loan early.? Prosper helped me acheive my dream of purchasing my very own house!? I?ve decided it?s a good time to consolidate the rest of my debt at a good rate that will allow me to become debt free faster and cheaper. I?m tired of letting credit card companies make? money off of me and I?d rather let you reap the rewards.? My plan is to concentrate on paying down my remaining debts so that I can spend my extra money on home improvements, and not credit card debt.

Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

wise-sunny-revenue	$103.06	$103.06	2/22/2010 11:31:08 PM
what_goes_around	$25.00	$25.00	2/22/2010 10:59:06 PM
ingeborg77	$50.00	$50.00	2/23/2010 9:59:09 AM
dontscrewmeover1	$25.00	$25.00	2/23/2010 6:56:09 PM
Mav26	$200.00	$200.00	2/24/2010 11:11:30 AM
MoneyForNothing	$25.00	$25.00	2/24/2010 11:06:54 PM
BankofBeth	$25.00	$25.00	2/25/2010 6:16:26 PM
swissbanker	$50.00	$50.00	2/26/2010 6:54:37 AM
Trondheim_Norway	$100.00	$100.00	2/26/2010 10:10:15 AM
martymaniaman	$71.89	$71.89	2/26/2010 1:19:37 PM
aqaq8877	$100.00	$100.00	2/26/2010 2:37:14 PM
IcedMochaFund	$25.00	$25.00	2/26/2010 4:19:16 PM
Crisscross	$25.00	$25.00	2/26/2010 4:42:14 PM
Richmp412	$25.00	$25.00	2/27/2010 7:18:19 AM
GBlack	$30.00	$30.00	2/26/2010 9:58:37 PM
RainMakers	$25.00	$25.00	2/26/2010 7:40:50 PM
Doogles02	$25.00	$23.99	2/26/2010 8:40:19 PM
nickel-pipeline	$25.00	$25.00	2/27/2010 8:18:22 AM
frankandirene	$25.00	$25.00	2/27/2010 8:26:43 AM
Traveler40	$40.00	$40.00	2/27/2010 3:46:31 PM
PalmerTheEmbalmer	$25.00	$25.00	2/27/2010 9:41:04 PM
G-Love	$200.00	$200.00	2/27/2010 4:18:30 PM
slygorman	$75.00	$75.00	2/28/2010 1:15:23 PM
NorthwestLoan1	$40.00	$40.00	2/28/2010 2:03:27 PM
mcs99	$100.00	$100.00	2/28/2010 5:11:07 PM
stemper	$50.00	$50.00	2/28/2010 9:05:14 PM
itsmaj	$151.14	$151.14	3/1/2010 1:12:41 AM
bondhedger	$25.00	$25.00	3/1/2010 11:20:04 AM
khamlagirl	$25.00	$25.00	3/1/2010 12:53:17 PM
AsianDragon	$100.00	$100.00	3/1/2010 8:20:14 AM
webfeet	$50.00	$50.00	3/1/2010 1:38:09 PM
kindness-venture1	$25.00	$25.00	3/1/2010 2:32:40 PM
Personal-Bond	$48.63	$48.63	3/1/2010 10:31:55 AM
fr0gpil0t	$25.00	$25.00	3/1/2010 10:40:36 AM
IncomeTemple	$30.11	$30.11	3/1/2010 11:05:08 AM
rce1964	$25.00	$25.00	3/1/2010 11:18:26 AM
hope-lionheart1	$25.00	$25.00	3/1/2010 3:48:52 PM
the-profit-oracle	$25.00	$25.00	3/1/2010 3:40:53 PM
AaronL	$50.00	$50.00	2/24/2010 9:47:26 AM
mojii77	$26.00	$26.00	2/24/2010 5:47:45 PM
eCapital	$25.00	$25.00	2/24/2010 10:08:28 PM
uvumf	$25.00	$25.00	2/24/2010 11:16:25 PM
alaskakid	$34.00	$34.00	2/25/2010 4:35:43 PM
Aberdeen	$350.00	$350.00	2/26/2010 7:55:35 AM
bornsucka	$25.00	$25.00	2/26/2010 12:18:51 PM
RandyL3	$50.00	$50.00	2/26/2010 12:36:33 PM
loma38	$55.00	$55.00	2/26/2010 2:55:44 PM
bank-examiner	$25.00	$25.00	2/26/2010 1:45:13 PM
aganippe	$25.00	$25.00	2/26/2010 3:00:41 PM
circustab	$50.00	$50.00	2/26/2010 4:18:14 PM
vtr1000	$25.51	$25.51	2/26/2010 4:36:25 PM
Gunny89	$25.00	$25.00	2/26/2010 4:36:38 PM
Moby	$40.78	$40.78	2/26/2010 4:36:39 PM
allbalooboy2	$25.00	$25.00	2/26/2010 4:57:51 PM
coldfuzion	$50.00	$50.00	2/26/2010 7:59:34 PM
Cherrypicker	$50.00	$50.00	2/26/2010 9:37:45 PM
Damostuff	$25.00	$25.00	2/27/2010 12:09:54 PM
MrSolution	$50.00	$50.00	2/28/2010 4:24:11 PM
jrlvnv	$25.00	$25.00	2/28/2010 11:19:39 PM
JerryB96	$25.00	$25.00	2/28/2010 1:14:41 PM
Loan_Some_Money	$25.00	$25.00	3/1/2010 10:37:59 AM
shellstar	$26.74	$26.74	3/1/2010 10:44:46 AM
socal-lender	$25.00	$25.00	2/28/2010 10:33:14 PM
twerns	$40.00	$40.00	3/1/2010 11:27:44 AM
prainvestment	$50.00	$50.00	3/1/2010 8:08:26 AM
SeaLoans	$25.00	$25.00	3/1/2010 9:32:57 AM
a-resplendent-commitment	$57.01	$57.01	3/1/2010 9:05:27 AM
dsav607	$53.14	$53.14	3/1/2010 10:09:30 AM
BlindSquirrel	$25.00	$25.00	3/1/2010 10:21:09 AM
OGS_Capital	$25.00	$25.00	3/1/2010 10:47:28 AM
woolfarm	$25.00	$25.00	3/1/2010 2:58:23 PM
wwwUniversal	$25.00	$25.00	3/1/2010 2:46:17 PM
kf88	$28.00	$28.00	3/1/2010 2:47:27 PM
ore-dojo	$50.00	$50.00	3/1/2010 3:59:27 PM
ALFLoan	$25.00	$25.00	3/1/2010 3:38:31 PM
75 bids
Borrower Payment Dependent Notes Series 446232
This series of Notes was issued and sold upon the funding of the borrower loan #41104, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$2,750.00	Prosper Rating:	AA	Auction Duration:	7 days
Term:	36 months	Estimated loss:	0.6%	Auction start date:	Feb-11-2010
				Auction end date:	Feb-18-2010

Starting lender yield:	7.99%	Starting borrower rate/APR:	8.99% / 9.33%	Starting monthly payment:	$87.44
Final lender yield:	6.10%	Final borrower rate/APR:	7.10% / 7.44%	Final monthly payment:	$85.04

Auction yield range:	3.06% - 7.99%	Estimated loss impact:	0.60%
Lender servicing fee:	1.00%	Estimated return:	5.50%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Apr-1998	Debt/Income ratio:	30%
Basic (1-10):	10	Inquiries last 6m:	0	Employment status:	Full-time employee
Enhanced (1-5):	5	Current / open credit lines:	20 / 19	Length of status:	17y 5m
Credit score:	740-759 (Jan-2010)	Total credit lines:	36	Occupation:	Truck Driver
Now delinquent:	0	Revolving credit balance:	$57,105	Stated income:	$50,000-$74,999
Amount delinquent:	$0	Bankcard utilization:	58%
Public records last 12m / 10y:	0/ 0	Homeownership:	Yes
Delinquencies in last 7y:	0
Screen name:	robust-benjamins	Borrower's state:	Minnesota	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Pay off a credit card
Purpose of loan:
This loan will be used to?
start paying off credit cards
My financial situation:
I am a good candidate for this loan because? I have a secure job and pay my bills ontime.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

DonaldColorado	$25.00	$25.00	2/11/2010 4:15:35 PM
kenji4861	$25.00	$25.00	2/11/2010 4:18:56 PM
lean-velocity	$25.00	$25.00	2/11/2010 4:18:59 PM
flexible-value	$31.00	$31.00	2/11/2010 4:30:40 PM
bruce3504	$25.00	$25.00	2/11/2010 4:31:01 PM
radforj22	$25.00	$25.00	2/11/2010 4:29:43 PM
natural-greenback6	$25.00	$25.00	2/11/2010 4:31:29 PM
credit-force5	$25.00	$25.00	2/11/2010 4:42:10 PM
delicious-social132	$40.00	$40.00	2/11/2010 4:42:32 PM
wampum-reaction2	$25.00	$25.00	2/11/2010 4:43:11 PM
Kaj	$25.00	$25.00	2/11/2010 4:43:28 PM
AF-Chief	$28.00	$28.00	2/11/2010 4:44:02 PM
reward-walnut	$25.00	$25.00	2/11/2010 4:44:10 PM
Lambo168	$25.00	$25.00	2/11/2010 4:44:42 PM
-------ing247	$25.00	$25.00	2/11/2010 4:44:45 PM
JJS180	$25.00	$25.00	2/11/2010 4:46:25 PM
rudyindc	$25.00	$25.00	2/11/2010 4:46:50 PM
HHP	$25.00	$25.00	2/11/2010 4:46:56 PM
red-favorable-basis	$25.00	$25.00	2/11/2010 4:47:07 PM
personal-lender	$25.00	$25.00	2/11/2010 4:42:03 PM
meenan	$25.00	$25.00	2/11/2010 4:41:58 PM
falcon245sp	$25.00	$25.00	2/11/2010 4:42:14 PM
market-builder	$25.00	$25.00	2/11/2010 4:42:29 PM
peerlender	$30.00	$30.00	2/11/2010 4:42:42 PM
friendly-worth3	$25.00	$25.00	2/11/2010 4:43:03 PM
social-conductor4	$25.00	$25.00	2/11/2010 4:43:22 PM
market-banshee	$25.00	$25.00	2/11/2010 4:45:57 PM
forthright-dedication	$25.00	$25.00	2/11/2010 4:46:06 PM
BigCityLending	$25.00	$25.00	2/11/2010 4:47:47 PM
thegreatone	$53.11	$53.11	2/11/2010 4:46:35 PM
majormoves1	$25.00	$25.00	2/11/2010 4:47:40 PM
dollardave	$50.00	$50.00	2/13/2010 7:10:40 PM
Dollars4Rent	$25.00	$25.00	2/15/2010 10:07:35 AM
wwwUniversal	$25.00	$25.00	2/17/2010 11:17:24 AM
YummiBear	$25.00	$25.00	2/17/2010 8:52:02 PM
airbornn	$30.00	$30.00	2/18/2010 9:46:56 AM
Bosslady123q	$25.00	$25.00	2/18/2010 10:50:30 AM
dpries123	$25.00	$25.00	2/18/2010 8:53:31 AM
eastindianprince	$25.00	$25.00	2/18/2010 12:13:24 PM
worth-quark	$25.00	$25.00	2/18/2010 3:00:48 PM
Leshan	$25.00	$25.00	2/18/2010 2:38:12 PM
supreme-hope	$25.00	$25.00	2/11/2010 4:30:25 PM
life-is-great	$25.00	$25.00	2/11/2010 4:31:25 PM
bokonon	$25.00	$25.00	2/11/2010 4:30:52 PM
MarcusOcean	$25.00	$25.00	2/11/2010 4:31:04 PM
auction-elvis	$25.00	$25.00	2/11/2010 4:31:22 PM
lloyd_s	$25.00	$25.00	2/11/2010 4:42:02 PM
bchen78875	$50.00	$50.00	2/11/2010 4:42:20 PM
commerce-web5	$40.00	$40.00	2/11/2010 4:42:47 PM
dollar-birdie	$30.00	$30.00	2/11/2010 4:42:52 PM
rolandweary	$30.00	$30.00	2/11/2010 4:42:58 PM
iflyforfun	$25.00	$25.00	2/11/2010 4:43:48 PM
buckyhead2000	$25.00	$25.00	2/11/2010 4:44:19 PM
investment-tempo	$25.00	$25.00	2/11/2010 4:45:46 PM
blissful-note7	$25.00	$25.00	2/11/2010 4:46:21 PM
Cai8899	$75.00	$75.00	2/11/2010 4:42:25 PM
anton	$250.00	$250.00	2/11/2010 4:43:50 PM
mlopez2007	$50.00	$50.00	2/11/2010 4:43:58 PM
skuba	$50.00	$50.00	2/11/2010 4:41:51 PM
kulender	$25.00	$25.00	2/11/2010 4:44:34 PM
bowdish1	$100.00	$100.00	2/11/2010 4:42:34 PM
currency-persimmon	$25.00	$25.00	2/11/2010 4:45:48 PM
honorable-yield	$75.00	$75.00	2/11/2010 4:43:36 PM
GrommetPosse	$25.00	$25.00	2/11/2010 4:46:02 PM
commerce-seahorse	$25.00	$25.00	2/11/2010 4:44:06 PM
Havana21	$25.00	$25.00	2/11/2010 4:46:30 PM
SoCalRancher	$25.00	$25.00	2/11/2010 4:44:40 PM
desertoasis	$25.00	$25.00	2/11/2010 4:44:51 PM
GElender	$50.00	$50.00	2/11/2010 5:05:33 PM
capital-web7	$25.00	$25.00	2/11/2010 5:05:50 PM
coloradoloanman	$25.00	$25.00	2/11/2010 4:46:12 PM
unk1911	$25.00	$25.00	2/11/2010 4:47:29 PM
DukSerduk	$25.00	$25.00	2/11/2010 4:47:41 PM
dealarella	$25.00	$25.00	2/11/2010 5:05:32 PM
inspired-contract9	$50.00	$12.07	2/11/2010 5:07:23 PM
Dollars4Rent	$25.00	$25.00	2/15/2010 10:07:19 AM
octoberfresh	$25.00	$25.00	2/16/2010 1:20:24 PM
webfeet	$25.00	$25.00	2/17/2010 6:32:02 AM
Romello23	$71.94	$71.94	2/17/2010 11:35:31 AM
dbanwart	$25.00	$25.00	2/18/2010 9:46:51 AM
persistent-value3	$78.88	$78.88	2/18/2010 6:11:59 AM
cunning-compassion1	$25.00	$25.00	2/18/2010 4:09:56 PM
82 bids
Borrower Payment Dependent Notes Series 447635
This series of Notes was issued and sold upon the funding of the borrower loan #41101, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,500.00	Prosper Rating:	HR	Auction Duration:	7 days
Term:	36 months	Estimated loss:	18.0%	Auction start date:	Feb-22-2010
				Auction end date:	Mar-01-2010

Starting lender yield:	34.00%	Starting borrower rate/APR:	35.00% / 37.73%	Starting monthly payment:	$67.85
Final lender yield:	29.30%	Final borrower rate/APR:	30.30% / 32.95%	Final monthly payment:	$63.92

Auction yield range:	17.05% - 34.00%	Estimated loss impact:	19.71%
Lender servicing fee:	1.00%	Estimated return:	9.59%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper scores:		First credit line:	Dec-1990	Debt/Income ratio:	8%
Basic (1-10):	4	Inquiries last 6m:	6	Employment status:	Full-time employee
Enhanced (1-5):	1	Current / open credit lines:	8 / 6	Length of status:	13y 7m
Credit score:	680-699 (Feb-2010)	Total credit lines:	32	Occupation:	Police Officer/Corr...
Now delinquent:	3	Revolving credit balance:	$14,115	Stated income:	$50,000-$74,999
Amount delinquent:	$0	Bankcard utilization:	99%
Public records last 12m / 10y:	0/ 2	Homeownership:	Yes
Delinquencies in last 7y:	0
Screen name:	parmotinc	Borrower's state:	NorthCarolina	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 2	On-time:	2 ( 100% )	680-699 (Latest)
Principal borrowed:	$26,000.00	< mo. late:	0 ( 0% )	700-719 (Nov-2009) 660-679 (Oct-2009) 660-679 (Sep-2009) 660-679 (Jul-2009)
Principal balance:	$0.00	1+ mo. late:	0 ( 0% )
Total payments billed:	2
Description
Police Dialing 911 Need Your Help!!
Purpose of loan:
The purpose of the loan is to buy more inventory for my?business.? I am?a full time Police Officer for the last 13 years.? Instead of working off duty I started a small business on the side.? ?I buy and sell cars of particular interest.? It is only part time at the moment, but will be full time when I retire from the Police Department in?7 years.? I have currently been in business for the last 5 years.? My background before joining the Police Department was at a World Challenge Corvette Race team.? I am able to identify and work on special interest vehicles.? I average around $35000/yr from my business and it is still only part time.??? I have already recieved?two Prosper loans and paid?them off on time and without any problems.? My business is doing great and I'm excited about my Prosper family helping me achieve the next level.? I thank you in advance.?

My financial situation:
I am a good candidate for this loan because? I am trustworhy and honest.? My wife is a Physical Therapist and I'm a Police Officer so we both have job security.? Our house will be paid for in?7 years from a 15 year loan.? My credit score dropped afther? the births of my?children.? With my children?having difficult births, they spent weeks in the hospital in the NIC unit, my wife had to quit working to take care of the kids.? With her out of work and the mounting medical bills added to the fact that we had to live off our credit until the children were healthy, that all took its toll on our financial situation.? It was a difficult decision, but one that was made with my children's future in mind.? ?All of the recent inquires are the result me shopping around for better insurance and better bond for my business.? They all require a credit inquiry.?You can trust me that you will not make a mistake.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
Q: How long do you plan on keeping this loan before paying it off? Thanks. - heritage_loans
A: I would like to hold onto the loan while cointinuing to increase my chances of getting a better loan at a better rtae. (Mar-01-2010)
Q: Could you explain why you have an HR rating if you are a full time eployee for the past 13 years in a good job? - Johnab
A: I'm assuming shopping around for around for too many bonds and insurance quotes. I was also in the process of still paying off three nightmarish medical bills after the births of my daughters. (Mar-01-2010)
Q: The second loan for 1000 was paid off almost immediately. Do you think you will be doing that with this loan? - Johnab
A: I was hoping to get a a better deal while showing others that I don't have any problems paying off a loan when needed to. (Mar-01-2010)
Q: I see from research that i had a small bit of that first loan for $25000. I am glad to see it was paid off on time. Any info regarding the credit lines still showing the delinquencies and public records? Thanks for any info. - Johnab
A: All of my serious accounts involved medical bills after the births of my childrens. They are now 9, 6, and 4. Three tough pregnancies and tens of thousands in bills really put us threw the ringer. (Mar-01-2010)
4 question & answer
Information in Questions and Answers is not verified
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

pietro_torna_indietro	$25.00	$25.00	2/24/2010 12:28:08 PM
melodious-bid	$109.00	$109.00	2/24/2010 4:43:42 PM
SolarMoonshine	$25.00	$25.00	2/25/2010 5:44:16 PM
zydeco337	$40.29	$40.29	2/26/2010 10:40:18 PM
Moe87	$38.37	$38.37	2/27/2010 8:46:43 PM
investment-visionary	$31.96	$31.96	2/28/2010 8:22:30 AM
Bobusa	$25.00	$25.00	3/1/2010 4:47:34 AM
gold-cluster	$100.00	$100.00	3/1/2010 6:23:33 AM
Johnab	$26.00	$26.00	2/28/2010 8:21:37 PM
ZOOOM	$30.00	$30.00	2/28/2010 8:56:40 PM
Mikale360	$25.00	$25.00	3/1/2010 6:41:14 AM
reflective-rupee	$25.00	$25.00	3/1/2010 8:02:48 AM
diligent-moola9	$36.81	$36.81	3/1/2010 2:41:55 PM
credit-coach118	$25.00	$25.00	3/1/2010 10:17:32 AM
good4loan	$25.00	$25.00	3/1/2010 2:16:42 PM
social-conductor4	$25.00	$25.00	3/1/2010 3:19:49 PM
bluebouyz	$39.00	$39.00	2/24/2010 7:31:09 PM
five-star-note	$50.00	$50.00	2/26/2010 11:47:58 AM
Kash2010lu	$35.00	$35.00	2/26/2010 3:58:03 PM
kinetic-social	$25.00	$25.00	2/26/2010 4:24:40 PM
fairgirl	$25.00	$25.00	2/27/2010 6:10:44 AM
healingangel22	$25.00	$25.00	2/27/2010 4:33:20 PM
CoolPlexer	$25.00	$25.00	2/27/2010 5:53:21 PM
PalmerTheEmbalmer	$25.00	$25.00	2/27/2010 9:51:15 PM
Loanstou	$86.46	$86.46	2/28/2010 8:16:32 PM
dynamic-platinum	$25.00	$25.00	2/28/2010 11:37:21 AM
eboomer2611	$25.00	$25.00	2/28/2010 12:02:30 PM
MTF	$50.00	$50.00	2/28/2010 11:10:04 AM
onecooldrink	$25.00	$25.00	2/28/2010 9:57:06 PM
jrlvnv	$25.00	$25.00	2/28/2010 11:21:59 PM
ColoradoBanker	$25.00	$25.00	2/28/2010 8:58:42 PM
oreyedoc	$25.00	$25.00	3/1/2010 11:02:17 AM
Johnab	$25.00	$25.00	3/1/2010 6:41:16 AM
Tono	$30.00	$30.00	3/1/2010 12:29:09 PM
credit-missile	$150.00	$150.00	3/1/2010 7:30:51 AM
myGodisgood	$25.00	$25.00	3/1/2010 7:36:10 AM
paradiseinvestor	$50.00	$50.00	3/1/2010 10:28:23 AM
Bob450	$25.00	$25.00	3/1/2010 12:15:56 PM
ultimate-peace	$100.00	$22.11	3/1/2010 3:04:33 PM
DasMula	$25.00	$25.00	3/1/2010 3:34:28 PM
40 bids